Exhibit 10.13

                            DISTRIBUTORSHIP AGREEMENT

     THIS AGREEMENT is entered into as of the _____ day of September 2002 by and between JT Water Management, LLC, a Limited liability corporation (hereinafter referred to as "JTW") and AMERICAN SOIL TECHNOLOGIES, INC., a Nevada corporation (hereinafter referred to as the "Distributor").

                                   WITNESSETH

     WHEREAS, JTW is a manufacturer of a certain liquid linear polymer product commonly known as "EXTEND(TM)", (the "Product"), which product is manufactured for use in soil applications involving the agriculture market, and

     WHEREAS, Distributor is a distributor in North America in the soil and water treatment business and also manufactures and sells soil amendments, including soil amendments made with polymers, and

     WHEREAS, JTW desires that Distributor distribute the Product, and other Products developed by JTW to certain Markets, as that term is more particularly described in Schedule A attached hereto (the "Markets"), within the geographic areas described in Schedule B attached hereto (the "Territory"), all on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and subject to the following terms and conditions, the parties agree as follows:

     1. APPOINTMENT OF DISTRIBUTOR. JTW hereby appoints and designates Distributor, effective as of the date hereof, as JTW's sole and exclusive distributor of the Product to the Markets within the Territory.

     2. RIGHT OF FIRST REFUSAL. For a period of six months from the date of this Agreement JTW will not grant to any other distributor a Right of First Refusal as to any new Agriculture related products developed or acquired by JTW other than hydro seeding products. At the conclusion of the six month period and based upon Distributor's performance in the sale of the product EXTEND(TM)", JTW may grant Distributor a Right of First Refusal as to any new products developed or acquired by JTW

     3. PERFORMANCE BY JTW.

          (a) JTW agrees to supply Product to Distributor.

          (b) JTW shall not be liable for any failure on its part to fill any order, or any delay in filling any order, if such failure or delay is due to any cause beyond the control of JTW, such as strike, fire, flood, other natural disaster, embargo, accident, or inability of JTW to obtain materials, fuel or labor, or due to war, expropriation, confiscation, priority or other ruling, instruction, order or interference by civil or military authorities, whether legal or de facto, or due to transportation delays or any other cause beyond the control of JTW.

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          (c) JTW may from time to time in its sole discretion discontinue production and sale of the Product without liability to Distributor. JTW shall give Distributor at least ninety (90) days prior written notice of such discontinuation and shall fill all orders reasonably placed by Distributor prior to the expiration of such period of notice.

          (d) If JTW discontinues production of Product and then decides to produce such Product or a replacement Product, such Product or replacement Product as the case may be shall be included in the term "Product" and shall be subject to the terms and conditions of this Agreement.

          (e) JTW agrees to supply Distributor, or Distributor's designee (which designee must be approved in writing by JTW) as the case may be, with Product or Products that accord with the certificates of analysis accompanying such Product in a timely and commercially reasonable manner and in all cases in accordance with the terms and conditions of purchase orders submitted and accepted in accordance with Section 5 herein.

          (f) TECHNICAL SUPPORT. JTW shall provide reasonable technical support to ASTI for its efforts to sell Product during the term of this Agreement.

     4. PERFORMANCE BY DISTRIBUTOR.

          (a) Distributor shall promote the sale of the Product to the Markets in the Territory. Distributor shall make regular calls on the Markets in the Territory and shall advise the Markets both commercially and technically. JTW agrees to support Distributor in its research and sales efforts.

          (b) Distributor shall provide to JTW annual written reports on Distributor's efforts, and Distributor shall participate in quarterly informational meetings with JTW representatives, regarding the activity of any competitors and the Distributor's activity during the period.

          (c) During each twelve month period extending from January 1 of one calendar year through December 31 of the immediately following calendar year (the "Twelve Month Period") that this Agreement is in effect, Distributor shall purchase from JTW (or arrange for the purchase from JTW by a designee approved by JTW pursuant to Section 2(e) above) no less than a certain agreed upon aggregate minimum purchase quantity of the Product. The annual aggregate minimum purchase quantity for the Product for the Twelve Month Period beginning as of January 1, 2003 is set forth on Schedule C attached hereto. The annual aggregate minimum purchase quantity shall be renegotiated in good faith annually taking into account without limitation the previous years sales, market conditions, discontinued Product, the efficacy and time to market of any substitute or replacement

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     Product, and any price changes; in no event shall the annual aggregate minimum purchase quantity ever be less than the quantity indicated on Schedule C attached hereto or less than ninety percent (90%) of the actual aggregate quantity of the Product purchased by Distributor during the immediately preceding Twelve Month Period. The annual aggregate minimum purchase quantity for a given Twelve Month Period must be agreed upon no later than July 30th of such Twelve Month Period. The annual aggregate minimum purchase quantity for the Product for such Twelve Month Period shall be the greater of the quantity indicated on Schedule C attached hereto or ninety percent (90%) of the actual aggregate purchase quantity of the Product purchased by Distributor during the immediately preceding Twelve Month Period. If production and sale of a Product is discontinued by JTW and if JTW and Distributor are unable to agree upon a substitute for the discontinued Product, then the annual aggregate minimum purchase quantity for the Product for the Twelve Month Period in which such discontinuance takes place shall be reduced by an amount of Product equal to the percentage of such annual aggregate minimum purchase quantity which is equal to (i) the actual amount of the discontinued Product purchased by Distributor during the immediately preceding Twelve Month Period divided by
     (ii) the actual aggregate quantity of the Product purchased by Distributor during the immediately preceding Twelve Month Period.

          (d) Distributor shall obtain and maintain at its own expense during the term of this Agreement, and any renewal or extension thereof, any license or registration required under the applicable law for it and JTW to be able to sell and distribute the Product pursuant to this Agreement. JTW agrees to cooperate as needed in the course of Distributor's efforts to obtain and maintain such licenses and registrations. Further, Distributor shall keep JTW apprised of all requirements imposed by any state within the Territory.

          (e) While this Agreement is in effect the Distributor shall not market or sell to the Markets in the Territory any Product that compete with the Product without JTW's prior written consent.

     5. PRICE. Prices to be charged by JTW and paid by Distributor for the Product shall be "Free on Board (FOB)" Distributor's warehouse. Prices charged by JTW shall be according to the agreed upon price structure attached as Schedule D to this Agreement (the "Price List"), which prices shall be subject to amendment by JTW from time to time, but only if JTW experiences a material change in the cost of raw materials, or other supply, and then only upon ninety
(90) days' prior written notice to Distributor.

     6. PURCHASE ORDERS. All purchase orders submitted by Distributor must be accepted by JTW to bind JTW. Any terms proposed by Distributor in a purchase order that are additional or different than those set forth in this Agreement are hereby rejected unless expressly assented to in writing by JTW.

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     7. SHIPMENT. The Product shall be shipped Free on Board (FOB) Distributor's warehouse. The minimum quantity that must be ordered in a given shipment is _________gallons of Product unless otherwise agreed to prior by both parties. Unless Distributor is notified otherwise by JTW, the Product will be shipped within seven (7) business days of receipt of an order.

     8. PAYMENT. Distributor shall pay JTW in full for the Product within forty five (45) days of receipt of each shipment of such Product, unless otherwise mutually agreed in writing by the parties hereto. All invoices are payable at JTW's Parker, Colorado address in lawful money of the United States.

     9. TAXES. In the event that JTW may be required to pay any federal, provincial, state or municipal taxes, tolls, excises or charges, other than income taxes or other charges as may be personal to JTW, upon the sale or transportation of the Product sold hereunder, Distributor shall reimburse JTW for the same immediately upon a timely and written demand therefore being made by JTW.

     10. MARKETING. Distributor shall develop and fund a marketing plan acceptable to JTW for the Product and shall use commercially reasonable efforts to actively market the Product. Such efforts shall include, without limitation, advertising, direct mail, trade show participation, and the distribution of product samples.

     11. LABELING. Any Product packaged or repackaged by either Distributor or JTW shall be labeled in accordance with all applicable laws. JTW shall have the right to monitor such labeling to make sure that its trademarks are being properly used and protected. JTW shall keep Distributor informed of its labeling policies and any changes to those policies as may be made from time to time.

     12. QUALITY; REMEDIES FOR NONCONFORMING PRODUCT. JTW warrants only that the Product sold hereunder shall be in compliance with the specifications agreed upon from time to time by the parties hereto and set forth in the certificate of analysis (the "C of A") accompanying each order of the Product. JTW makes no other warranty of any kind, express or implied, and makes NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. A C of A shall accompany each shipment of Product to Distributor. Distributor covenants that it shall fully comply with all label directions for the handling, storage, possession, resale or use of the Product sold hereunder and Distributor agrees that it shall indemnify and hold JTW harmless from all claims (including, without limitation, attorneys' fees) of personal injury or property damage resulting from any negligence, gross negligence, recklessness or willful misconduct on the part of Distributor or from any failure of Distributor to comply with the terms of this covenant. Claims on account of weight, loss of or damage to Product shall be waived unless made in writing within ten (10) days from the date of delivery to Distributor and prior to the mixing, blending, converting or other destruction of the identity of the goods.

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     Upon written notice of nonconformity of any Product, JTW shall have the right to cure said nonconformity within a commercially reasonable time even though the time for delivery has expired. DISTRIBUTOR'S REMEDIES FOR BREACH OF WARRANTY BY JTW SHALL BE LIMITED TO OBTAINING CONFORMING PRODUCT FROM JTW OR THE CREDITING OF DISTRIBUTOR'S ACCOUNT WITH JTW FOR ANY AMOUNTS DISTRIBUTOR MAY ALREADY HAVE PAID FOR NONCONFORMING PRODUCT. JTW shall determine at its sole discretion which remedy it shall provide in a given situation. JTW warrants (i) that JTW's performance pursuant to this Agreement does not violate any agreement between JTW and any third party and (ii) that to JTW's knowledge, without JTW making any investigation into such matter, the Product does not infringe any outstanding patent rights of a third party in the Territory. To the extent Distributor resells any of the Product in other than an original unopened container (including without limitation containers opened solely for purposes of sampling such Product to make sure that they meet the agreed-upon specifications for such Product), JTW shall not be liable for claims of patent infringement based upon the use of such Product or the manufacture, sale or use of any material containing such Product.

     13. CONFIDENTIALITY.

          (a) CONFIDENTIAL INFORMATION. During the term of this Agreement and thereafter, each party receiving Confidential Information (as hereinafter defined) (such party being referred to as a "receiving party") agrees that neither it nor any of its employees, representatives, agents or consultants will either disclose or use, either for itself or for the benefit of any third party, any Confidential Information relating in any way to the party disclosing such Confidential Information (such party being referred to as a "disclosing party") or the disclosing party's Product, business or affairs, except for disclosure or use that is appropriate and in the ordinary course of carrying out its duties under this Agreement. "Confidential Information" shall mean any oral, written or graphic information not generally available to the public, which information shall include, without limitation, information relating to the terms of this Agreement, the disclosing party's Product, processes, techniques, technology, formulae, research data, manufacturing methods, know-how, show how, trade secrets, customers and suppliers, information relating to sales and profits, other financial data, and the terms and conditions of the other party's dealings with them; provided, however, that "Confidential Information" shall not include the following: information known generally to the public (other than information known generally to the public as a result of a violation by the receiving party of the provisions of this Section); information acquired by the receiving party outside of its affiliation (before or after the date

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     hereof) with the disclosing party; and information developed independent of the Confidential Information. A receiving party shall have the right to disclose Confidential Information pursuant to the order of a court of competent jurisdiction, in which case the receiving party shall give written notice of the order to the disclosing party at least thirty (30) days' prior to the date of compliance with such order or information whose disclosure by the receiving party is required by law or court order (unless the receiving party has less that thirty (30) days' notice itself, in which case the receiving party shall give the disclosing party as much notice as is practicable under the circumstances). Confidential Information received from one party by the other may be disclosed to the other's affiliates, upon agreement of such affiliate to abide by the nondisclosure and nonuse obligations set forth in this Section 14.

          (b) REMEDIES. Each party hereto acknowledges and agrees that the disclosing party would suffer irreparable injury in the event of a breach by the receiving party of any of the provisions of this Section 14 and that the disclosing party shall be entitled to an injunction entered by any court of competent jurisdiction, restraining it from any breach or threatened breach thereof. Nothing herein shall be construed, however, as prohibiting the disclosing party from pursuing any other remedies at law or in equity, which it may have for any such breach or threatened breach of any provision of this Section, including the recovery of damages from the receiving party.

     14. TERM. The term of this Agreement shall be three (3) years from the date first above written, unless either party shall earlier terminate this Agreement pursuant to Section 14 hereof. At the end of the first three (3) year term this agreement shall continue for further terms of three (3) years each unless terminated by either party at the end of such three (3) year term. This Agreement may also be amended and renewed upon mutual written agreement of the parties.

     15. TERMINATION.

          (a) TERMINATION BY EITHER PARTY. Either party may terminate this Agreement at any time, without waiving any legal rights or remedies it may otherwise have, effective immediately upon written notice, upon the occurrence of any of the following:

               (i) the other party fails to cure a material breach of or default in any of its obligations to be performed hereunder (other than a breach of or default on a payment obligation) within twenty (20) days of written notice of such breach or default; or

               (ii) the other party fails to cure a breach of or default in any of its payment obligations to be performed hereunder within five (5) days of written notice of such breach or default; or

               (iii) the other party breaches or defaults in any of its obligations to be performed under Section 12 hereof.

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          (b) TERMINATION BY JTW. JTW may terminate this Agreement at any time, without waiving any legal rights or remedies it may otherwise have, effective immediately upon receipt of written notice, upon the occurrence of any of the following:

               (i) Distributor declares, or is petitioned into, bankruptcy or insolvency or makes a general assignment for the benefit of its creditors; or

               (ii) Distributor sells all or substantially all of its assets or capital stock to, or is merged into, another person or entity or if more than fifty percent (50%) of its stock is sold or otherwise transferred; or

               (iii) Distributor fails to purchase within a given Twelve Month Period the annual aggregate minimum purchase quantity agreed upon pursuant to Section 3(c) hereof and such failure is not either the result of JTW's failure to supply such quantity to Distributor or the result of matters beyond the reasonable control of Distributor;

               (iv) Distributor and JTW fail to agree upon the annual aggregate minimum purchase quantity pursuant to the terms of Section 3(d) hereof; or

               (v) Distributor breaches any of the terms and provisions of the Trademark License Agreement.

          (c) GENERALLY. Any termination shall not affect any monies owing or obligations incurred by either of the parties prior to the effective date of the termination. The provisions of Sections 8, 11, 12, 14(c), 15, 16, 17, 18, 19, 20 and 21 shall survive expiration or termination, for any reason, of this Agreement.

     16. LIMITATION OF LIABILITY. JTW WILL NOT BE LIABLE TO DISTRIBUTOR OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF DISTRIBUTOR OR ITS AFFILIATES OR ITS CLIENTS OR CUSTOMERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF GOODWILL, PROFITS, USE OF MONEY OR USE OF PRODUCT OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, EXCEPT IN THE CASE OF PERSONAL INJURY OR PROPERTY DAMAGE WHERE AND TO THE EXTENT THAT APPLICABLE LAW REQUIRES SUCH LIABILITY.

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     17. NOTICES. Any notice to be given hereunder shall be in writing and delivered personally, sent by telecopier, sent by reputable courier service, or sent by certified or registered mail, postage prepaid, return receipt requested, addressed to the party concerned at the following address:

                  If to JTW:

                           JTW, LLC
                           1884 Elizabeth Drive
                           Parker, Colorado 80138
                           Attn.: President

                           Telephone No.:   (303) 841-4562
                           Telecopier No.:  (303) 841-8777

                  If to Distributor:

                           AMERICAN SOIL TECHNOLOGIES, INC.
                           215 N. Marengo Avenue, Suite 110
                           Pasadena, CA  91101
                           Attn.: President

                           Telephone No.:    (626) 793-2435
                           Telecopier No.:   (626) 568-1629

     Either party may change its address for purposes of this Agreement by notice given in compliance with this Section. All such notices, requests, demands and communications shall be deemed to have been given on the date of delivery if personally delivered, sent by telecopier or sent by reputable courier service; or on the third business day following the mailing thereof if sent by certified or registered mail, postage prepaid, return receipt requested.

     18. Amendments; WAIVER. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by a duly authorized representative of Distributor and by a duly authorized representative of JTW. No waiver by either party of any breach by the other party of any provision of this Agreement shall be deemed a waiver of any other breach.

     19. GOVERNING LAW. This Agreement shall not be governed by the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods; rather, this Agreement shall be governed by and construed in accordance with the internal substantive laws and judicial decisions of the State of Colorado, including its provisions of the Uniform Commercial Code.

     20. JURISDICTION AND VENUE. Except as provided by Section 12(b) hereof relating to injunctive relief, each party hereto consents to the exclusive jurisdiction of either the Courts of the State of Colorado or the applicable United States District Court convened in the State of Colorado for purposes of

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any action brought under or as the result of a breach of this Agreement, and they each waive any objection thereto. The parties hereto each further consent and agree that the venue of any action brought under or as a result of a breach of this Agreement shall be proper in either of the above-named courts and they each waive any objection thereto.

     21. MISCELLANEOUS. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces all other understandings and agreements, whether oral or in writing, if there be any, previously entered into by the parties with respect to such matter. Both parties agree to perform under this Agreement solely as independent contractors and shall not hold themselves out as employees or agents of the other. This Agreement shall not be assigned in whole or in part by Distributor to a successor, subsidiary or third party without the prior written consent of JTW, which consent shall not be unreasonably withheld. If any court or regulatory agency or body determine, in a form and manner which render such determination enforceable against either of the parties, that any provision of this Agreement is void, invalid, unenforceable, or illegal, such determination shall not affect any other provision of this Agreement, and this Agreement shall, if reasonable, be construed and performed as if such void, invalid, unenforceable, or illegal provision has never been contained herein. This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument.

     22. SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if a particular section, subsection or other provision of this Agreement shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of that section, subsection or other provision in the particular jurisdiction in which such adjudication is made, and all other sections, subsections and other portions shall continue in force and effect.




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     IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

AMERICAN SOIL TECHNOLOGIES, INC.           JTW, LLC


By:____________________________            By:___________________________
   Carl P. Ranno                              Thomas B. Lovegrove
   President CEO

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                                   SCHEDULE A

                                     MARKETS


     The Markets to which Distributor is granted a right to sell and distribute Product within the Territory pursuant to this Agreement are as follows:

     1. Agriculture market and related water transportation utilizing earth canals.

     2. Other markets as agreed upon by both parties.

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                                   SCHEDULE B

                                    TERRITORY

The Territory includes:

The states of New Mexico, Colorado, Wyoming, Montana (does not include canal sealing product), Idaho, Iowa, Washington, Oregon, California, Nevada, Arizona, Kansas, Texas, North Dakota, South Dakota, Nebraska and Oklahoma. Additional geographical territories may be added as mutually agreed between the parties.

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